UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On June 3, 2010, Paul Huck, Senior Vice President and Chief Financial Officer of Air Products and Chemicals, Inc., gave a presentation at the Goldman Sachs Basic Materials Conference.  Below is a transcript of the portions of the presentation related to Air Products' tender offer for all of the outstanding shares of common stock of Airgas, Inc. and expected proxy solicitation in connection with Airgas' 2010 annual shareholder meeting.  The presentation was posted for replay on June 4, 2010.

Air Products and Chemicals, Inc.
6/3/2010 - 10:00 AM ET
Speaker ID 26

Air Products and Chemicals, Inc.

June 3, 2010
10:00 AM ET

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Paul Huck:
Now I’ll turn a little bit to Airgas and I’ll briefly review the offer which me made here.  The first slide which you have seen before really is a summary of the offer which we made to Airgas at $60 a share.  We’ve offered a 38% premium to the undisturbed price at that point in time before the transaction.  We think there is significant creation in value by doing this.  It is a company which has been driven principally by growth.

We think there are a lot of cost savings which we can take out and improvement in margin which we can do, which we have demonstrated the ability to do in our European operations as well as our comparable operations around the world.  We see the margin improvements and the way in which you would approach the business and run the back office operations, run the financials, etc.  There are a lot of opportunities for that.

We also see growth opportunities occurring as we look to take this business and combine it with the liquid (inaudible) position which our product has within the United States and serve a greater number of markets which we don’t cover today because they have a very large sales force at Airgas which we can take better advantage of.  The offer is fully financed as you can see here, and on the regulatory front we understand those issues which we face.

And we do have some issues, but it’s only about on 10% of the Airgas operations.  The other 90% is in the packaged gases.  We do not have any packaged gases in the United States, and so we don’t have the overlap there.  So we do see our way clear to being able to get the regulatory approval.  We’ve included the estimate of the things which we think we’re going to have to do in our economics and the impact which that would have on the price in which we could pay for those things.

As I said before, the logic behind the deal is very strong.  It’s very compelling from a strategic standpoint and if you take a look at the industry.  This creates one of the leading industrial gas companies in the world, the largest within North America, diversified across the geographies and the channels of distribution which we operate in.  It brings the packaged gas skillset into our products, which is very important for us and very important for our growth overseas.  And we bring to them the skills which Air Products has in the tonnage and the bulk area which we think are the areas in which our products excel.

Air Products and Chemicals, Inc.
6/3/2010 - 10:00 AM ET
Speaker ID 26

I mean, the timing is right also for the transaction as we look at that as we come out of the recession.  We think that our opportunities to attract customers, to grow, to take out costs are going to be timed very rightly.  Airgas is behind the take into moving into Asia and to Europe, expand their operations on the international front.  We have those international operations already today, and so it’s a much easier expansion for a place to take their skills.  We have the infrastructure of companies and plants and operations which we can leverage with our skills, and they’re also looking to put in SAP.  And if you take a look at that, that is something with Air Products has done very successfully and we think we can do it better and faster and cheaper in this instance.

As we look to the future of the transaction, as I said before, the process on the (inaudible) front is on track.  We have made the shareholder proposals which I will comment on in a minute.  We are committed to see this through.  We think this is the right transaction and we think we are the right acquirer of this company and we are committed to do what we need to do to make this transaction happen.

However, the other thing which we have is we do have a top price in which we are willing to pay, and we will not pay above that so there is--within our products we know where we stop on this thing and we know how much it’s worth to us.  We think our future is bright with or without Airgas.  We obviously would like to get the opportunity to do this, but we still will be very happy with the opportunity to share products if for some reason the Airgas transaction would not work at a price in which we’re willing to pay.

As far as the way in which we’re going to manage the finances of the company or we’re going to maintain an investment-grade rating, we think we can do that with the offers which we have on the table, and we’ve looked at the top price and we still can do that even if we use the whole debt to do that, and that we would return to an A rating sometime in the near future for that.  We would also maintain the policy on paying a dividend which is--we’d look to pay 30% to 40% of our earnings every year to our shareholders in the form of a dividend.

If we take a look at our proposals, first I think was the election of our directors, which we have put three independent directors up.  These people have no obligation to vote for Air Products or vote our way.  What we want are people in there who equally are going to give us a good, honest, clean look at this in a quality (inaudible) and people have proven their ability to be an independent voice.

We want to make sure that the other 90% of the Airgas shareholders are heard in the room as they have a board meeting on this.  And then the other proposals are really for us to try to--and to make the process not as long.  Should we win the first election, we’re looking for the second election to be held in January if that would be something which would be required.  So we’re looking to try to draw this to a close as quick as we possibly can.

Turning to the future of the company as a whole and what the opportunity is, basically our product, as I said, it’s a very stable company, a solid position, and as you can see from the beginning portion of my presentation has allotted a strong prospect for growth over the future here.  Airgas adds to this, improves the integration across the modes of supply which we have.  It gives us a lower cost base and enables us to access a greater growth profile.

So Airgas is an and; it’s not an absolute requirement for us to continue.  We’re still very happy with the base Air products.  At the end of this the results are the same.  We’re striving for double-digit growth in earnings for the company, return on capital employed to be 3% to 5% above our cost of capital, and continued improvements in our margins and returns.

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